Exhibit 99.1

EMPIRE RESORTS ANNOUNCES CLOSING OF RIGHTS OFFERING

AND BACKSTOP PURCHASE

Approximately $50 Million Aggregate Gross Proceeds to the Company

Monticello, New York, February 9, 2015—Empire Resorts, Inc. (NASDAQ-GM:NYNY) announced its rights offering (the “Rights Offering”) and standby purchase of shares not sold in the Rights Offering, which generated approximately $50 million in gross proceeds for the Company closed on Friday, February 6, 2015. The Company issued a total of 7,042,254 shares of common stock at $7.10 per share. This includes 53,291 shares issued to holders upon exercise of their basic subscription rights and 4,321,798 shares issued to Kien Huat Realty III Limited (“Kien Huat”), our largest stockholder, upon exercise of its basic subscription rights. Kien Huat also acquired the remaining 2,667,165 shares not sold in the Rights Offering pursuant to the terms of a standby purchase agreement. The Company paid Kien Huat a fee of $250,000 for its commitment pursuant to the standby purchase agreement and reimbursed Kien Huat for its expenses related to the standby purchase agreement in an amount of $40,000. After giving effect to the Rights Offering, Kien Huat will own approximately 67% of the outstanding shares of the Company’s common stock.

The Company expects the net proceeds of the Rights Offering to be approximately $49.6 million following the deduction of expenses. The Company anticipates using the net proceeds of the Rights Offering to fund the expenses relating to the Company’s pursuit of a gaming facility license for the Montreign Resort Casino proposed to be built in Sullivan County, New York. If the Company is not awarded a gaming facility license, the remaining portion of the proceeds of the Rights Offering will be used in its on-going operations.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s registration statement on Form S-3 and the prospectus relating to the rights offering, dated January 5, 2015.

About Empire Resorts

Empire Resorts owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. Further information is available at www.empireresorts.com and www.montreign.com.

Contacts

Empire Resorts, Inc.

Charles Degliomini, 845-807-0001

cdegliomini@empireresorts.com